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                                                                     EXHIBIT A


                                RESTATED BYLAWS
                                      OF
                             BMC INDUSTRIES, INC.
      (as amended effective April 28, 1983, February 11, 1986,
            February 8, 1989, July 15, 1991, and December 14, 1994)


                                   ARTICLE I

                                   OFFICES

      Section 1. REGISTERED OFFICE. The registered office of the corporation is Two Appletree Square, Minneapolis, Minnesota 55425.

      Section 2. PRINCIPAL EXECUTIVE OFFICE. The principal executive office of the corporation is Two Appletree Square, Minneapolis, Minnesota 55425.


                                  ARTICLE II

                          MEETINGS OF STOCKHOLDERS

      Section 1. PLACE OF MEETING. All meetings of the stockholders shall be held at the registered office of the corporation or, except for a meeting called by or at the demand of a stockholder, at such other place as may be fixed from time to time by the Board of Directors (the "Board").

      Section 2. ANNUAL MEETING. An annual meeting of stockholders shall be held each year on the date fixed by the Board for the purpose of electing directors and for the transaction of any other business appropriate for action by the stockholders.

      Section 3. SPECIAL MEETINGS. Special meetings of the stockholders may be called by the chief executive officer, the chief financial officer, two or more directors or a stockholder or stockholders holding ten percent or more of the voting power of all shares entitled to vote, except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by 25 percent or more of the voting power of all shares entitled to vote. Special meetings shall be held on the date and at the time and place fixed by the chief executive officer or the Board, or in Hennepin County, Minnesota at the place fixed by a stockholder or stockholders lawfully calling a meeting. The business to be transacted at a special meeting shall be limited to the purposes stated in the notice of the meeting.

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      Section 4.        NOTICE.  Notice of all meetings of stockholders shall
be given to every holder of record of shares entitled to vote, shall be given at least ten, and not more than 60 days, before the date of the meeting and shall contain the date, time and place of the meeting and, in the case of a special meeting, the purpose of the meeting.

      Section 5. RECORD DATE. The Board shall fix a record date not more than 60 days before the date of a meeting of stockholders as the date for the determination of the holders of shares entitled to notice of and to vote at the meeting.

      Section 6. QUORUM. The holders of a majority of the voting power of the shares entitled to vote at a meeting present in person or by proxy at the meeting are a quorum for the transaction of business. If a quorum is present when a meeting is convened, the stockholders present may continue to transact business until adjournment sine die, even though the withdrawal of a number of stockholders originally present leaves less than the proportion otherwise required for a quorum.

      Section 7. VOTING RIGHTS. Unless otherwise provided in the terms of the shares, a stockholder has one vote for each share held on a record date. A stockholder may cast a vote in person or by proxy. Such vote shall be by written ballot unless the chairman of the meeting determines to require a voice vote on a particular matter.

      Section 8. PROXIES. The chairman of the meeting shall, after stockholders have had a reasonable opportunity to vote and file proxies, close the polls after which no further ballots, proxies or revocations shall be received or considered.

      Section 9.        ACT OF AND PROPOSALS BY THE STOCKHOLDERS.   Except as
otherwise provided by applicable state law or the articles of incorporation of the corporation, the stockholders small take action by the affirmative vote of the holders of a majority of the voting power of the shares present and entitled to vote.

Any proposal by a stockholder or stockholders to amend the articles of incorporation or bylaws of the corporation to the extent permitted by Sections 302A.135 and 302A.181, Minnesota Statutes, and any other proposal by a stockholder or stockholders to the extent authorized to be made, shall be made pursuant to timely notice in writing to the secretary of the corporation. To be timely, any such notice shall be received at the principal executive offices of the corporation not less than 120 days prior to the annual meeting of stockholders and any meeting of the stockholders called for the election of directors.

      Section 10. NOMINATIONS OF DIRECTORS. Nominations for the election of directors may be made only by or at the direction of the Board or by a stockholder entitled to vote for the election of


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directors.  All such nominations, except those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the secretary of the corporation. To be timely, any such notice shall be received at the principal executive offices of the corporation not less than 120 days prior to the annual meeting of stockholders and any meeting of the stockholders called for the election of directors. if any such notice is received on a timely basis, then nominations to be made by or at the direction of the Board shall be made not less than 30 days prior to such meeting, provided, however, that if prior to such meeting the chairman of the Board or chief executive officer should learn that any Board nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence, the Board shall have the right to nominate a substitute nominee for such person. Notice of nominations which are made by or at the direction of the Board shall be given to the secretary by the chairman of the Board or chief executive officer on behalf of the Board.

Each notice hereunder must set forth (i) the name, age, business address and, if known, residence address of each nominee, (ii) the principal occupation or employment of each nominee, (iii) the number of shares of stock of the corporation beneficially owned by each nominee, (iv) the class of directors to which the nominee is nominated, and (v) such other information concerning each such nominee as would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of such nominee. Such notice must also include a signed consent of each such nominee to serve as a director of the corporation, if elected.

If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedure, he shall so declare to the meeting and such nomination shall be void and shall be disregarded for all purposes.

                                  ARTICLE III

                             BOARD OF DIRECTORS

      Section 1. BOARD TO MANAGE. The business and affairs of the corporation shall be managed by or under the direction of the Board.

      Section 2. NUMBER AND TERM OF OFFICE. The number of directors shall be at least three but not more than seventeen, as determined from time to time by the Board. The terms of office of directors shall be classified as required by the articles of incorporation of the corporation. Directors shall hold office until the expiration of the terms for which they were elected, provided, however, that a director may be removed from office as a director at any time by the stockholders for proper cause or by the directors with or without cause if the director was named by the Board to fill a vacancy. If the office of any director becomes


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vacant by reason of permitted removal by action of the stockholders, the stockholders may fill the vacancy at the meeting at which the removal occurred, and, absent such action, a majority of the remaining directors, though less than a quorum, may fill the vacancy. The vacancy shall be filled for the full remaining term of the removed director. If the office of any director becomes vacant by reason of death, resignation or permitted removal by action of the directors, or a new directorship is created by increase in the number of directors within the permitted range of three or seventeen, a majority of the remaining directors, though less than a quorum, may fill the vacancy or new directorship, either until the next annual meeting of the stockholders or for the full remaining term of the former director, in the case of a vacancy, or the full term of the new directorship.

      Section 3. MEETINGS OF THE BOARD. The Board may hold meetings either within or without the State of Minnesota at such places as the Board may select. If the Board fails to select a place for a meeting, the meeting shall be held at the principal executive office of the corporation. At least four regular meetings of the Board shall be held each year. One shall be held immediately following the annual meeting of the stockholders. The other regular meetings shall be held on dates and at times determined by the Board. No notice of a regular meeting is required if the date, time and place of the meeting has been announced at a previous meeting of the Board. A special meeting of the Board may be called by the chief executive officer unless a different officer is vested with such power by the Board, by giving, or causing the secretary to give, at least two hours notice to all directors of the date, time and place of the meeting. Any director may call a special meeting of the Board by giving, or causing the secretary to give, at least twenty-four hours notice to all directors of the date, time and place of the meeting.

      Section 4. ADVANCE ACTION BY ABSENT DIRECTORS. A director may give advance written consent or opposition to a proposal to be acted on at a Board meeting.

      Section 5. ELECTRONIC COMMUNICATIONS. A conference among directors by any means of communications through which the directors may simultaneously hear each other during the conference constitute a Board meeting if the required meeting notice has been given and a quorum is present. Such a conference may consist of one or more directors physically present at the meeting location and other directors participating and considered present by such means of communications.

      Section 6. QUORUM. At all meetings of the Board, a majority of the directors then holding office is a quorum for the transaction of business. In the absence of a quorum, a majority of the directors present may adjourn a meeting from time to time until a quorum is present. If a quorum is present when a meeting is convened, the directors present may continue to transact business until adjournment sine die even though the withdrawal of a number


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of directors originally present leaves less than the proportion otherwise required for a quorum.

      Section 7. ACT OF THE BOARD. The Board shall take action by the affirmative vote of at least a majority of the directors present at a meeting. The Board may also act without a meeting by written action signed by all of the directors then holding office.

      Section 8. BOARD-APPOINTED COMMITTEES. A resolution approved by the affirmative vote of a majority of the directors then holding office may establish committees having the authority of the Board to the extent provided in the resolution and each such committee is subject at all times to the direction and control of the Board except as provided by applicable state law with respect to a committee of disinterested persons.

                                  ARTICLE IV

                                  OFFICERS

      Section 1. REQUIRED OFFICERS. The corporation shall have officers who shall serve as chief executive officer and chief financial officer and such other officers as the Board shall determine from time to time. All officers shall serve at the pleasure of the Board.

      Section 2. CHIEF EXECUTIVE OFFICER. The chief executive officer of the corporation shall preside at all meetings of the stockholders and of the Board unless a different individual is designated by the Board to so preside. The chief executive officer shall also:

      (a) have general policy level responsibility for the management of the business and affairs of the corporation;

      (b) have responsibility for development and implementation of long range plans for the corporation;

      (c) see that all the orders and resolutions of the Board are carried into effect; and

      (d)   perform other duties prescribed by the Board or these bylaws.

      Section 3. CHIEF FINANCIAL OFFICER. One or more officers, however denominated by the Board, together may share the following functions of chief financial officer, which shall be to:

      (a) cause accurate financial records to be maintained for the corporation;

      (b) cause all funds belonging to the corporation to be deposited in the name of and to the credit of the


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            corporation in banks and other depositories selected pursuant to general or specific Board resolutions;

      (c)   cause corporate funds to be disbursed as appropriate;

      (d) cause appropriate internal control systems to be developed, maintained, improved and implemented; and

      (e) perform other duties prescribed by the Board or the chief executive officer.


                                   ARTICLE V

                         SHARE CERTIFICATES/TRANSFER

      Section 1. CERTIFICATES. Certificated shares of this corporation shall be in such form as prescribed by law and adopted by the Board.

      Section 2. TRANSFER OF SHARES. Transfer of shares on the books of the corporation shall be made by the transfer agent-registrar in accordance with procedures adopted by the Board.

      Section 3. LOST, STOLEN OR DESTROYED CERTIFICATES. No certificate for shares of the corporation shall be issued in place of one claimed to be lost, stolen or destroyed except in compliance with Section 336.8-405, Minnesota Statutes, as amended from time to time, and the corporation may require a satisfactory bond of indemnity protecting the corporation against any claim by reason of the lost, stolen or destroyed certificate.


                                  ARTICLE VI

                             GENERAL PROVISIONS

      Section 1. VOTING OF SHARES. The chief executive officer, or a person serving any function of chief financial officer, unless some other person is appointed by the Board, may vote shares of any corporation held or owned by the corporation and may take any required action with respect to investments in other types of legal entities.

      Section 2. EXECUTION OF CONTRACTS. Contracts, deeds, mortgages, bonds, debentures and other documents and instruments of the corporation may be signed and delivered on behalf of the corporation by the chief executive officer or by a person serving any function of chief financial officer, or by such other person or by such other officer as the Board or the chief executive officer may specify.

      Section 3. FISCAL YEAR. The fiscal year of the corporation shall be the calendar year.


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      Section 4.        NO SEAL.  No corporate seal shall be required of, or
utilized by the corporation.


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